Exhibit 10.29

Unofficial English Translation Solely for Convenience

CWSF Product Purchase Contract

Contract Number: SA09SH-001

Supplier: Name of Company: Shenyang Suo’ang Energy Co., Ltd.

Legal Representative: ZHOU Peng

Address:	Wenguan Village, Qianjin County, Dongling District
Shenyang, Liaoning Province

Postal Code:	110045

Telephone:	024-88273548

Facsimile	024-88273548

Contact:	LI Fu

Purchaser: Name of Company: Shenyang Haizhong Heat Resource Co., Ltd.

Address:	Xiangruijiayuan, Daoyi Development Zone
Shenyang

Postal Code:	110136

Telephone:	024-89790005

Contact:

In accordance with the principle of integrity and trust, the Supplier and Purchaser, through equitable negotiation between the two parties on the basis of full expression of each other’s intent, have entered into this contract regarding the Purchaser’s purchase of CWSF products from the Supplier in pursuant to the relevant provisions of the People’s Republic of China Contract Law for the two parties to abide by.

1.             Product Description:

Product Name: CWSF

Quality Specification:

To be produced according to the State Standard GB/T18855-2002 and in compliance with the product quality specifications.

No.	Item	Quality Specification
1	Density C%	>=60
2	Dust ratio Acwm/%	<=10
3	Volatility ratio Vdaf/%	>=25
4	Surfur ratio St.cwm/%	<=0.6
5	Viscidity /mPa * S	<=1200
6	Granularity	<=50
7	Radiation Qnet * cwm(MJ/kg)	>=17.0
8	Dust melting point ST/ºC	>=1250ºC

2.             Quality Condition and Term for Which Supplier is Responsible

The product can be stored for three months without firming up and becoming sediments and its other quality specifications meet the requirements.  In winter, the product must be stored indoors with temperature above 5ºC; when stored outdoors, it must be in storage tanks equipped with heating or hot water circulating facility to keep it from being frozen.  The CWSF provided must not be adulterated with CWSF product produced by other manufacturers; otherwise the purchaser shall be responsible for all the negative consequence resulting from such adulteration.

3.             Price

1). The price CWSF is ¥960 per ton; this price includes transportation fee and tax.

2). After the contract becomes effective, the price of the product may fluctuate with the fluctuation of raw material (raw coal and CWSF additives) price.  But the two parties must reach consensus through consultation and sign supplemental agreement before the new price can become effective.

4.             Location, Method and Time of Delivery:

The supplier will use special delivery vehicles to deliver CWSF in the quantity and at the time requested by the Purchaser to the Purchaser’s storage tanks and will guarantee delivery on time.

5.             Transportation Method and the Responsibility for Transportation Expenses

The special CWSF transportation tank vehicle; the Supplier shall be responsible for transportation expenses.

6.             Liability for Transportation Risk

The Supplier will assume the risk arising from road transportation of the product from the factory to the user’s storage tanks.

7.             Order Quantity and Plan:

The Purchaser will provide annual consumption plan and monthly consumption plan in order to facilitate the Supplier with inventory of raw material and ensure provision safety.

The maximum monthly quantity required by the Purchaser from November 1, 2009 to October 31, 2010 is 23,000 ton, for an approximate total of 270,000 ton required per annum.  If the quantity required by the Purchaser will have a substantial increase from this level (generally by 15%), the Purchaser must notify the Supplier in writing 3 months in advance so that the Supplier can be sufficiently prepared.

The quantity required for other annual period will be determined through discussion between the two parties based on the progress of the construction of the Purchaser’s thermal station.  If the previous year’s plan can still be implemented, then the supply will be carried out according to the previous year’s plan.  If it needs to be modified, then an amendment to the contract must be entered into and be signed to set forth terms for the two parties.

8.             Payment Method and Time

1). The Supplier will provide product according to the Purchaser’s actual need and have it delivered at the end of each month and the accounts need to be reconciled by the two parties at such time.  Within the following month, the Purchaser must make payment in full to the Supplier for the amount for CWSF, and the Supplier will at the same time issue formal invoices to the Purchaser.

2). The number of the Supplier’s financial account for receiving the payment from the Purchaser is listed below; any change must be confirmed by the signature of the Supplier’s legal representative along with the company seal.  Otherwise, the Supplier [sic] shall not bear any legal liability.

Account title:	Shenyang Suo’ang Energy Co., Ltd.
Account-Holding Bank:	Shenyang Agricultural Bank, Beijie Branch
Account Number:	06-140201040009875

9.             Acceptance of CWSF and Quantity Acceptance Inspection

Before CWSF is delivered out of the factory, it will be measured onsite by delivery vehicle for actual quantity and the “Product Delivery Form” will be issued, which is to be confirmed by the signature of the person receiving delivery.  The Purchaser has the right to inspect the quantity of CWSF delivered by the Supplier; should there be any discrepancy between the measurements of the two parties, the two parties should engage a local technical regulatory agency to perform inspection on the vehicle measurement procedure.  Whichever party has measurement problems shall bear the inspection cost.

10.          CWSF Quality Inspection

1). It will be based on the delivery inspection report from the Supplier.

2). The Purchaser has the right to inspect the quality of CWSF delivered by the Supplier.

3). The two parties agree that the designated inspection agency is the State CWSF Engineering Technology Research Center.

4). Both parties must be present at the inspection site and the samples must be collected in accordance with the State standard and be sealed jointly to be sent for inspection.

5). If the Supplier’s product fails to meet the quality specifications stipulated herein, the Supplier shall be responsible for the inspection cost; if the Supplier’s product meets the quality specifications stipulated herein, the Purchaser shall be responsible for the inspection cost.

11.          Liability for Breach

1). The Supplier’s liability for quality:

If there are occurrences of firming and sedimentation resulting from the quality problems of the product supplied by Supplier, the Supplier shall be responsible for the clean-up of storage tanks and must recall the product based on the quantity.  If the cause of such occurrence is confirmed upon inspection to be on the Supplier’s part, the Purchaser shall have the right to demand products that meet quality standards as replacement and the Supplier must ensure its timely delivery.

2). Payment breach liability

If The Purchaser fails to make payment for the product in accordance with the provisions herein, the Purchaser shall be responsible to pay daily default penalty equaling 0.05% of the total contract value of that month for the number of days the payment is past due.

3). Supply breach liability

If the Supplier fails to deliver CWSF in accordance with the provisions herein, thus resulting in breach, the Supplier shall be responsible to pay daily default penalty equaling 0.05% of the total contract value of that month.

12.          Conditions for Contract Termination

This contract becomes legally effective upon execution; the breach on either party shall result in the termination hereof.

13.          Contract Dispute Resolution

The parties hereto must resolve any dispute arising from the performance of this contract through consultation and negotiation; if such consultation and negotiation fail, the dispute can be submitted to the people’s court at the plaintiff’s jurisdiction according to the law.

14.          Other Stipulated Matters

1). The Purchaser must arrange people to accept the delivery promptly and at the quantity delivered when the delivery of CWSF arrives at the Purchaser’s site. Otherwise the Purchaser shall be responsible for any consequence resulting from its failure to accept the delivery promptly.

2). In the event of Force Majeure (the occurrence of policy enforcement, military action and natural disaster, etc) during the contract fulfillment period, the period for performing the contract can be postponed according to the law.

3). Other matters not stipulated herein must be negotiated separately between the two parties.  Any supplemental agreement executed by the two parties shall have the equal legal effect as this agreement.

4). The Purchaser shall have the responsibility and obligation to keep technological and market secrets provided by the Supplier confidential.  The Purchaser warrants that, either during the contract period or after the contract terminates, it will not disclose to a third party any commercial secrets about the Supplier (including intellectual property), will not use the Supplier’s product and technical material (or transfer them to a third party) in the reproduction of the Supplier’s product without authorization, and will not infringe the Supplier’s patents and trademarks.

5). After the contract becomes effective, the product price may fluctuate according to the fluctuation of the price of local raw material (coal); the new price must be based on the stipulation in the formally executed supplemental agreement.

6). Party A must have a complete post-sales service team that provides technical service and guidance on the 24-hour basis.

15.          The term of this contract is 3 years, from October 28, 2009 to October 31, 2012.

16.          This contract is in quadruplicate, with two to each party and all of them have the same legal effect.  This contract becomes effective after it is signed and imprinted with seal by both parties.